                                                  AMENDMENT No. 2
                                                      to the
                                               DECLARATION OF TRUST
                                                        of
                                           OPPENHEIMER TRINITY CORE FUND

         This Amendment  Number 2 is made as of June 13, 2002 to the  Declaration  of Trust of Oppenheimer  Trinity
Core Fund (the "Trust"),  dated as of May 6, 1999, by the duly  authorized  individual  executing this Amendment on behalf of the Trustees of the Trust.

         WHEREAS,  the  Trustees  established  Oppenheimer  Trinity Core Fund as a trust fund under the laws of the
Commonwealth  of  Massachusetts,  for the  investment  and  reinvestment  of  funds  contributed  thereto,  under a
Declaration of Trust dated May 6, 1999 as amended October 12, 2000;

         WHEREAS,  the Trustees,  acting  pursuant to Section 12 of ARTICLE  NINTH,  of the Trust's  Declaration of
Trust dated May 6, 1999,  desire to change the registered  agent of the Trust as established  under the Declaration of Trust dated May 6, 1999;

         NOW,  THEREFORE,  the Article First of the Trust's Declaration of Trust is amended by changing the address of the Trust and its registrant agent as follows:

         The address of the Trust is 6803 S. Tucson Way,  Englewood,  CO 80112.  The  Registered  Agent for Service
of Process is CT Corporation System, 101 Federal Street, Boston, MA 02110.

Acting  pursuant to Section 12 of ARTICLE  NINTH,  the  undersigned  signs this  amendment  by and on behalf of the
Trustees.

                                                                  Oppenheimer Trinity Core Fund

                                                                  /s/ Katherine Feld
                                                                  Katherine Feld,
                                                                  Assistant Secretary

N1a\Trinity\211\OrgDocs\211_DOT(0602-Amend#2).doc